UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2008

TOPSPIN MEDICAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-144472	510394637
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Global Park 2 Yodfat Street, Third Floor North Industrial Area Lod 71291 Israel	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-8-9200033

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

TopSpin Medical, Inc. (the “Company”) previously reported, on a current report on Form 8-K filed on October 23, 2008, the resignation of its President and Chief Executive Officer, Yaron Tal. On December 30, 2008 the Company and Mr. Tal entered into a termination agreement (the “Termination Agreement”) which provides for the termination of Mr. Tal’s employment with the Company effective December 30, 2008. Under the Termination Agreement, Mr. Tal is entitled to receive his full salary until February 19, 2009. Mr. Tal also will receive certain benefits accrued during his employment with the Company, as well as temporary use of the car that the Company furnished to him. By executing the Termination Agreement, Mr. Tal waived certain benefits that he was entitled to pursuant to his employment agreement with the Company, dated September 25, 2007, with an aggregate estimated value of NIS 186,000 (approximately $47,846).

The Company and Mr. Tal also entered into an amendment, dated December 30, 2008, to Mr. Tal’s option agreement dated September 25, 2007 (the “Amendment”) which provides that each of the options granted to Mr. Tal during the course of his employment with the Company and vested as of December 30, 2008 may be exercised at a price per share of $0.001, equal to the par value of the common stock of the Company. Mr. Tal will be entitled to exercise his vested options at the exercise price of $0.001 per share until December 30, 2010, after which date such options will expire.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPSPIN MEDICAL, INC.

Date: January 6, 2009	By:	/s/ Tami Sharbit-Bachar

Name: Tami Sharbit-Bachar
Title: Director of Finance and Secretary